EXHIBIT 99.1

Advanced Biotherapy, Inc. Discloses Results of Pilot Study and Patent Pending for Exclusive Use of Antibodies to Gamma Interferon for the Treatment of Pemphigus Vulgaris

WOODLAND HILLS, Calif.— (BUSINESS WIRE)— Nov. 26, 2002— Advanced Biotherapy, Inc. (OTCBB:ADVB) announced today that as part of the Company’s ongoing program of expanding its patent estate, a patent application is pending for the exclusive use of any form of antibody to gamma interferon (IFN-g) for the treatment of Pemphigus Vulgaris. As previously reported, the United States Patent and Trademark Office (USPTO) issued to the Company U.S. Patent No. 5,888,511 “Treatment of Autoimmune Diseases, including AIDS,” and U.S. Patent No. 6,333,032 for the exclusive use of IFN-g antibodies — including humanized and fully human, as well as other antibody types — to treat Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis) and Ankylosing Spondylitis. The company also has patent applications pending for the exclusive use of any form of antibody to IFN-g to treat various other autoimmune diseases.

Commenting on this announcement, Mr. Edmond Buccellato, President and Chief Executive Officer, stated that “Pemphigus Vulgaris (PV) is an autoimmune disease causing blistering on the skin and mucous membranes. Those afflicted suffer from burn-like lesions on their bodies. PV is characterized by sores and blisters that almost always start in the mouth. Because the skin is an organ, PV is called a one-organ disease. The blisters can penetrate down to a person’s vocal cords. The sores may never heal, or may not heal for extended periods of time. Some patients can coexist with the disease for years, while in its worst case, those affected can die a slow and complicated death. At the present time, there is no cure, but treatments are available which lessen the effects of the disease. These treatments center on the use of steroids such as prednisone and other corticosteroid medications.”

He further commented, “In a pilot study at the Division of Dermatology and Venereal Disease, Moscow State Medical University, Russia, that stabilization of the pathological process of PV, after 5 days of treatment with antibodies to IFN-g, showed efficacy, was well tolerated, and in management’s opinion provides supportive proof in principle in humans. While the company has a well-defined strategy to pursue clinical trials for indications that have substantially larger markets, we are allocating certain resources to pursue indications that have smaller yet lucrative commercialization potential. This is simply another example of the potentially broad application of our therapeutic approach to treat various autoimmune diseases.”

According to the International Pemphigus Foundation, it is estimated that between 1 and 5 people per hundred thousand are affected across racial and cultural lines. However, there are certain groups of people (such as eastern European Jews and people of Mediterranean descent) who have a higher incidence of the disease. Men and women are equally affected. Although the onset usually occurs in middle-aged and older adults, the disease also occurs in young adults and children.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The foregoing discussion of the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

CONTACT:

Advanced Biotherapy, Inc.

Edmond Buccellato, 818/883-6716

www.advancedbiotherapy.com

SOURCE: Advanced Biotherapy, Inc.

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11/26/2002 10:00 EASTERN